UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2025

JBT Marel Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

70 West Madison Street, Suite 4400

Chicago, IL 60602

(Address of principal executive offices, including Zip Code)

(312) 861-5900

(Registrant’s telephone number, including area code)

John Bean Technologies Corporation

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	JBTM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On January 2, 2025 (the “Closing Date”), JBT Marel Corporation (f/k/a John Bean Technologies Corporation), a Delaware corporation (the “Company” or “JBT Marel”), completed its previously announced voluntary takeover offer (the “Offer”) to acquire all issued and outstanding shares (other than treasury shares) (“Marel Shares”) of Marel hf., a public limited liability company incorporated under the laws of Iceland (“Marel”). The Offer was made pursuant to the Transaction Agreement, dated April 4, 2024 (the “Transaction Agreement”), by and among the Company, John Bean Technologies Corporation Europe B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and a wholly owned subsidiary of the Company (the “Bidder”), and Marel. The transactions contemplated by the Transaction Agreement, including the Offer, are herein referred to as the “Transaction.”

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the Transaction, on the Closing Date, each of the Company and the Bidder (collectively, the “Borrowers”) entered into the Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other lenders party thereto. The Credit Agreement provides for a $1.8 billion revolving credit facility, which matures on January 2, 2030, and a $900 million term loan B facility, which matures on January 2, 2032. In addition, the Company may cause the commitments to increase (by way of additional revolving loan capacity or term loans) by up to an amount equal to the sum of (a) $550,000,000, plus (b) an unlimited amount if, after giving pro forma effect to the incurrence of such amount, it would not cause (i) the Company’s Secured Net Leverage Ratio (as defined in the Credit Agreement) for the four consecutive most recently ended quarters, calculated on a pro forma basis after giving effect to the incurrence of such additional indebtedness, to exceed (A) 4.00 to 1.00 with respect to incremental indebtedness secured on a pari passu basis with the lien on the Collateral (as defined in the Credit Agreement) securing the Credit Agreement or (B) 4.50 to 1.00 with respect to incremental indebtedness secured on a junior lien basis with the lien on the Collateral securing the Credit Agreement and (ii) the Total Net Leverage Ratio (as defined in the Credit Agreement) for the four consecutive most recently ended quarters, calculated on a pro forma basis after giving effect to the incurrence of such additional indebtedness, to exceed 5.75 to 1.00 with respect to incremental indebtedness that is either (A) unsecured or (B) secured by assets not constituting Collateral. Any such increase will be subject to the approval of the applicable lenders providing such additional financing. On the Closing Date, borrowings under the Credit Agreement were used to consummate the Transaction and to repay certain existing indebtedness of Marel and its subsidiaries.

The commitments under the revolving credit facility terminate on January 2, 2030; provided that if (i) any of the Company’s 0.25% Convertible Senior Notes due 2026 (the “2026 Convertible Notes”) remain outstanding on the date that is 91 days prior to the maturity date of the 2026 Convertible Notes (the “Springing Maturity Date”), (ii) the aggregate principal amount of the 2026 Convertible Notes outstanding on such date exceeds $100,000,000 and (iii) the sum of the aggregate unused commitments under the revolving credit facility on such date plus the aggregate amount of unrestricted cash of the Company and its subsidiaries on such date is less than $600,000,000, then the maturity date with respect to the revolving credit facility shall be the Springing Maturity Date.

The Borrowers’ obligations under the Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries, and the Bidder’s obligations under the Credit Agreement are guaranteed by certain of the Company’s Dutch subsidiaries, English subsidiaries and Swedish subsidiaries (collectively, the “Subsidiary Guarantors”) and the Company. The Borrowers’ obligations under the Credit Agreement are secured by a first-priority security interest in substantially all of the tangible and intangible personal property of the Borrowers and the domestic Subsidiary Guarantors and a pledge of the capital stock of each existing or subsequently acquired or organized domestic Subsidiary Guarantor. The Bidder’s obligations under the Credit Agreement and the Company’s guaranty thereof will be secured by a pledge of the (a) Bidder’s equity interests held by the Company, (b) equity interests of the Bidder’s Dutch subsidiaries and a pledge of any future material foreign subsidiaries held directly by a U.S. entity (in each case, limited to 65% of the voting stock and 100% of the non-voting stock of any such foreign subsidiary) and (c) equity interests in John Bean Technologies AB and its subsidiaries.

Loans designated by the Borrowers as “ABR Borrowings” (which must be denominated in U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to an alternate base rate, which is the greater of Wells Fargo’s Prime Rate, the Federal Funds Rate plus half of 1.00%, and the sum of (a) Adjusted Term SOFR (as defined in the Credit Agreement) for a one-month tenor in effect on such day plus (b) 1.00%, plus an applicable margin depending on the Company’s Total Net Leverage Ratio. Revolving Loans (as defined in the Credit Agreement) designated by the applicable Borrower as “Eurocurrency Borrowings” (which may be denominated in any Agreed Currency (as defined in the Credit Agreement) selected by the applicable Borrower, including U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the greater of (i) a eurocurrency rate of EURIBOR (or other comparable rates for certain currencies) and (ii) a floor of 0%, plus an applicable margin depending on the Company’s Total Net Leverage Ratio. The applicable margin ranges from 0.075% to 0.950% for ABR Borrowings and from 1.075% to 1.950% for Eurocurrency and “Term RFR Borrowings” (as defined in the Credit Agreement). Revolving Loans designated by the applicable Borrower as Term RFR Borrowings (which may be denominated in any Agreed Currency selected by the applicable Borrower, including U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the greater of (i) a rate of Term SOFR plus 0.10% (or other comparable rates for certain currencies) and (ii) a floor of 0%, plus an applicable margin depending on the Company’s Total Net Leverage Ratio. The applicable margin ranges from 0.075% to 0.950% for ABR Borrowings and from 1.075% to 1.950% for Eurocurrency and RFR Borrowings. In addition, the Company must pay an annual commitment fee to the revolving lenders of 0.15% to 0.30% of the revolving commitments, depending on the Company’s Total Net Leverage Ratio. Initial Term Loans (as defined in the Credit Agreement) designated by the applicable Borrower as “Adjusted Term SOFR Borrowings” (which must be denominated in U.S. dollars) that are outstanding under the Credit Agreement bear interest at a rate per annum equal to the greater of (i) a rate of Term SOFR plus 0.10% and (ii) a floor of 0%, plus an applicable margin depending on the Company’s Total Net Leverage Ratio. The applicable margin or Initial Term Loans ranges from 1.000% to 1.250% for ABR Borrowings and from 2.000% to 2.250% for Adjusted Term SOFR Borrowings.

The Credit Agreement provides that, solely with respect to the revolving credit facility thereunder, the Company is subject to a maximum Secured Net Leverage Ratio of not more than: (a) if the Marel acquisition has occurred, (i) for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, 5.00 to 1.00, (ii) for the period commencing the day after the first anniversary of the Closing Date and ending on the date that occurs 18 months after the Closing Date, 4.00 to 1.00 and (iii) thereafter 3.50 to 1.00; or (b) if the Marel acquisition has not occurred, 3.50 to 1.00. The Company has the option to temporarily increase the maximum allowable Secured Net Leverage Ratio to 4.00 to 1.00 following the completion of a permitted acquisition, or a series of permitted acquisitions within a 12-month period (other than the Marel acquisition), having aggregate consideration in excess of $100 million (the “Leverage Ratio Increase Option”). If exercised, the Leverage Ratio Increase Option will remain in effect for four consecutive fiscal quarters (beginning with the quarter in which the permitted acquisition, or the last permitted acquisition in a series of permitted acquisitions for aggregate consideration in excess of $100 million, is consummated), unless revoked earlier by the Company.

The Credit Agreement also provides that, solely with respect to the revolving credit facility thereunder, the Company is subject to an Interest Coverage Ratio (as defined in the Credit Agreement) of not less than: (a) Consolidated EBITDA (as defined in the Credit Agreement) to (b) Consolidated Interest Expense (as defined in the Credit Agreement), in each case for the period of four consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its subsidiaries on a consolidated basis, to be less than: (i) if the Marel acquisition has occurred, (A) for the period commencing on the Closing Date and ending on the date that occurs 18 months after the Closing Date, 2.50 to 1.00 and (B) thereafter, 3.00 to 1.00; or (ii) if the Marel acquisition has not occurred, 3.50 to 1.00.

In addition, the Credit Agreement includes customary negative covenants, subject to certain exceptions, restricting or limiting the Company’s and its subsidiaries’ ability to, among other things: (i) make non-ordinary course dispositions of assets; (ii) make certain mergers and acquisitions; (iii) make dividends and stock repurchases and voluntary prepayments of subordinated debt; (iv) incur indebtedness; (v) make certain loans and investments; (vi) create liens; (vii) transact with affiliates; (viii) enter into sale/leaseback transactions; (ix) enter into swap agreements; (x) enter into agreements restricting subsidiaries’ ability to pay dividends or make distributions; and (xi) modify subordinated debt documents.

The Credit Agreement also contains representations and warranties and covenants that the respective parties made to each other as of the date of the Credit Agreement or other specific dates. The assertions embodied in those representations and warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such Credit Agreement. The representations and warranties and covenants in the Credit Agreement are also modified in important part by the underlying disclosure schedules that are not filed publicly and that are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

The Company may voluntarily prepay Revolving Loans under the Credit Agreement, if drawn, at any time without premium or penalty. The Company may also voluntarily prepay Initial Term Loans under the Credit Agreement with internally generated funds at any time without premium or penalty, but other prepayments of the Initial Term Loans on or prior to the six-month anniversary of the Closing Date with the proceeds of refinancing indebtedness or an amendment that reduces the weighted average yield of the applicable Initial Term Loans shall be accompanied by a 1.00% prepayment premium. The Credit Agreement also requires certain mandatory commitment reductions or loan prepayments in connection with certain equity issuances or debt issuances, receipt of casualty or other insured damages or non-ordinary course of business asset sales, each subject to certain customary exceptions. Similarly, the Credit Agreement contains an annual excess cash sweep based on the First Lien Net Leverage Ratio (as defined in the Credit Agreement) of the Company for unrestricted cash in excess of $50 million, subject to certain customary exceptions.

The Credit Agreement contains customary events of default. If an event of default occurs and is continuing, the Borrowers may be required immediately to repay all amounts outstanding under the Credit Agreement and the commitments from the lenders may be terminated. Required Revolving Lenders (as defined in the Credit Agreement) or the administrative agent may elect to accelerate the maturity of the loans and/or terminate the commitments under the Credit Agreement upon the occurrence and during the continuation of an event of default.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Transaction, on April 4, 2024, JBT Marel entered into a 364-day credit agreement (the “Bridge Credit Agreement”) among JBT Marel, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and Goldman Sachs Bank USA and Wells Fargo Securities, LLC as joint bookrunners and lead arrangers. Under the Bridge Credit Agreement, the lenders party thereto committed to provide JBT Marel with secured bridge financing in an aggregate principal amount of EUR 1.9 billion. The commitments under the Bridge Credit Agreement were available to support the issuance of one or more bank guarantees issued by Goldman Sachs Bank Europe SE (each such issuance, a “Bank Guarantee”) in connection with the Transaction, and the proceeds of such commitments, if drawn, were to be used to purchase the Marel Shares tendered into the Offer, refinance certain of Marel’s existing debt, reimburse drawings under the initial Bank Guarantee, which was issued substantially concurrently with the launch of the Offer, and pay fees and expenses related to the foregoing.

On January 2, 2025, the commitments under the Bridge Credit Agreement were reduced to $0 as a result of the financing transactions described in Item 1.01 of this Current Report. Substantially concurrently with entering into the Credit Agreement and the consummation of the Marel acquisition, JBT Marel terminated the Bridge Credit Agreement in its entirety as permitted under its terms. In connection with the termination of the Bridge Credit Agreement, all accrued and unpaid fees thereunder were paid in full and all commitments thereunder were terminated.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As described above in the Introductory Note, on the Closing Date, JBT Marel completed the Offer.

The Offer period expired on December 20, 2024 at 12:00 PM GMT. On December 20, 2024, the Company announced that, based on the final result of the Offer, the Company achieved acceptance of the Offer by Marel shareholders representing approximately 97.5 percent of Marel Shares. The Offer was then subsequently settled and the consideration described below was paid or issued, as applicable, on the Closing Date.

Marel shareholders who validly tendered their Marel Shares were able to elect to receive, in exchange for each Marel Share, (i) EUR 3.60 in cash, (ii) EUR 1.26 in cash and 0.0265 shares of JBT Marel, or (iii) 0.0407 shares of JBT Marel, subject to a proration feature. Marel shareholders elected to receive more shares of JBT Marel than were available. Therefore, as a result of the application of the proration feature, Marel shareholders who elected to receive (i) EUR 3.60 in cash received, in exchange for each Marel Share, EUR 3.60 in cash, (ii) EUR 1.26 in cash and 0.0265 shares of JBT Marel received, in exchange for each Marel Share, EUR 1.26 in cash and 0.0265 shares of JBT Marel and (iii) 0.0407 shares of JBT Marel received, in exchange for each Marel Share, EUR 1.2073635 in cash and 0.0270961 shares of JBT Marel. In the aggregate, at settlement of the Offer, Marel shareholders received approximately EUR 926.6 million in cash and 19,486,483 shares of JBT Marel. JBT Marel expects to pay or issue, as applicable, additional cash and/or shares of JBT Marel in connection with the compulsory acquisition of Marel Shares not tendered in the Offer, as further described below.

The issuance of shares of JBT Marel in connection with the Transaction was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) (File No. 333- 279438) that included a proxy statement/prospectus (the “Proxy Statement/Prospectus”). The Registration Statement was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 25, 2024.

Shares of JBT Marel will remain listed on the New York Stock Exchange (“NYSE”) with a secondary listing on Nasdaq Iceland hf (“Nasdaq Iceland”). The shares of the Company are expected to commence trading on both NYSE and Nasdaq Iceland on January 3, 2025 under the ticker symbol “JBTM”.

As the Company’s ownership in Marel exceeds 90 percent of all Marel Shares, the Company intends to redeem all Marel Shares not exchanged in the Offer by way of a compulsory purchase, pursuant to Articles 24 and 25 of the Icelandic Act on Public Limited Companies no. 2/1995, as amended, and Article 110 of the Icelandic Takeover Act no. 108/2007, as amended. On the Closing Date, the Company commenced such compulsory acquisition. The offered price in the compulsory acquisition is EUR 3.60 per Marel Share (based on the reference price per share in JBT of 96.25 USD), or ISK 538 per Marel Share (based on the ISK/EUR exchange rate of 149.5) (the “Redemption Price”). The remaining Marel shareholders can elect to receive, in exchange for each Marel Share, (a) EUR 3.60 in cash, (b) 0.0265 shares in JBT Marel, par value USD 0.01 per share, and EUR 1.26 in cash or (c) 0.0407 shares in JBT Marel, subject to proration in the same manner as the shares tendered in the Offer. Any Marel shareholders that do not make an election will receive, in exchange for each Marel Share, EUR 1.26 in cash and 0.0265 shares in JBT Marel. This will result in the shareholders of Marel receiving, in the aggregate across both the Offer and the compulsory acquisition, approximately EUR 950 million in cash and approximately a 38% ownership interest in the combined company of JBT and Marel. The redemption period is scheduled to expire on January 30, 2025, at 5:00 p.m. Icelandic time (GMT). Settlement of the compulsory acquisition is expected to occur as soon as practicable following the expiry of the redemption period.

In addition, Euronext Amsterdam (“Euronext Amsterdam”) and Nasdaq Iceland have approved Marel’s requests to delist its shares from Euronext Amsterdam and Nasdaq Iceland, with the last day of trading on the respective exchanges being January 3, 2025.

The foregoing description of the Transaction Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Transaction Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference, and the disclosures regarding the Transaction Agreement and the Transaction in the Proxy Statement/Prospectus.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, JBT Marel entered into the Credit Agreement as described in Item 1.01 above. The description of the Credit Agreement set forth in Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 5.02  Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors of the Company

On the Closing Date, C. Maury Devine resigned from the Company’s Board of Directors (the “Board”). Pursuant to the Transaction Agreement, on the Closing Date, the Company increased the size of the Board from seven to ten members and appointed Svafa Gronfeldt, Olafur S. Gudmundsson, Arnar Thor Masson and Ann Savage (collectively, the “New Directors”) to the Board, effective as of the Closing Date. The Board is now comprised of these four individuals and Alan D. Feldman, Barbara L. Brasier, Brian A. Deck, Charles Harrington, Lawrence V. Jackson and Polly B. Kawalek. Alan D. Feldman remains the Chairman of the Board.

In addition, the Company has formed a Management and Integration Committee and caused the Board to form a Special Nominating Subcommittee (as a subcommittee of the Governance and Sustainability Committee) (collectively, the “New Committees”), in addition to expanding the Company’s existing Audit Committee, Governance and Sustainability Committee and Compensation and Human Resources Committee. Effective as of the Closing Date, the committees are composed of the following directors:

•	Audit Committee: Barbara L. Brasier (Chair), Charles Harrington, Polly B. Kawalek, Svafa Gronfeldt and Ann Savage

•	Governance and Sustainability Committee: Charles Harrington (Chair), Lawrence V. Jackson, Barbara L. Brasier, Arnar Thor Masson and Olafur S. Gudmundsson.

•	Compensation and Human Resources Committee: Alan D. Feldman, Lawrence V. Jackson, Polly B. Kawalek (Chair), Arnar Thor Masson and Olafur S. Gudmundsson.

•	Management Integration Committee: Brian C. Deck (Co-Chair) and Arni Sigurdsson (Co-Chair).

•	Special Nominating Subcommittee: Olafur S. Gudmundsson, Arnar Thor Masson (Chair) and Charles Harrington.

Each of the New Directors will receive the standard compensation paid by the Company to all of its non-employee directors as described under “Director Compensation” in the Company’s Proxy Statement for its 2024 annual meeting of stockholders filed with the SEC on March 28, 2024. Upon the effective date of their initial appointment to the Board, each of the New Directors was awarded an initial equity grant valued at $60,400 in the form of a restricted stock award, which will vest on the first anniversary of the grant date.

Executive Officers of the Company

On the Closing Date, Arni Sigurdsson was appointed as President of the Company. Arni Sigurdsson (age 41) was appointed Chief Executive Officer of Marel in December 2023, after leading Marel as Interim Chief Executive Officer since November of the same year. He took over the role of Chief Business Officer and Deputy Chief Executive Officer of Marel in November 2022, where he was responsible for Marel’s business divisions, in addition to the overall business growth and the strategic direction of Marel. Mr. Sigurdsson joined Marel in 2014 as Head of Strategy, before transitioning to the role of Chief Strategy Officer & Executive Vice President of Strategic Business Units from 2020 to 2022. Before joining Marel, Mr. Sigurdsson worked at AGC Partners and Landsbanki Íslands, where he supported Marel in the acquisition of Stork Food Systems. He holds a BSc. degree in Industrial Engineering from the University of Iceland and an MBA degree from Harvard Business School.

Employment and Other Agreements with Arni Sigurdsson

In connection with the Closing, Marel entered into an employment agreement with Mr. Sigurdsson, effective as of January 3, 2025 (the “Employment Agreement”), and JBT entered into a sign-on incentive memo with Mr. Sigurdsson, effective as of January 3, 2025 (the “Sign-On Incentive Memo”). Pursuant to the Employment Agreement, Mr. Sigurdsson will serve as President of the Company until either party gives at least six months’ written notice. The compensation provided to Mr. Sigurdsson under the Employment Agreement includes: (a) an annual base salary of EUR 750,000, (b) participation in the Company’s annual management incentive compensation plan with a target of 75% of base salary, (c) eligibility for grants or awards under the Company’s long-term incentive compensation program, (d) contribution to the standard pension schemes in accordance with Icelandic laws, including contributions to an additional private pension fund, (e) participation in the Company’s welfare benefit plans and fringe benefit programs, including a financial counseling allowance, and (f) 30 days of vacation.

Pursuant to the Sign-On Incentive Memo, JBT also agreed to grant Mr. Sigurdsson with the following sign-on compensation to compensate Mr. Sigurdsson in part for a 2025 retention bonus that was forfeited in connection with the Closing: (i) a cash payment equal to $625,000 in connection with Closing, subject to repayment if Mr. Sigurdsson voluntarily terminates his employment within the first two years of his employment, and (ii) a long-term incentive award with a grant date fair market value equal to $625,000, in the form of time-based restricted stock units, vesting in full on the first anniversary of the grant date. Pursuant to the Employment Agreement, Mr. Sigurdsson is also eligible to participate in the Company’s Long-Term Incentive Plan, with a 2025 award consisting of a grant of time-based restricted stock units with a grant date fair market value equal to $400,000, vesting ratably over three years, and performance-based restricted stock units with a grant date fair market value equal to $600,000 vesting based on the achievement of financial performance goals approved by the Compensation Committee of the Board during a three-year performance period. In addition, the Employment Agreement reaffirms the following payments and benefits that were originally agreed upon prior to the Transaction under certain prior letter agreements between Mr. Sigurdsson and Marel: (A) a transaction bonus equal to EUR 1,650,000, payable upon the Closing; (B) a cash award equal to EUR 206,250 for the replacement of equity awards, payable in April 2025; (C) the annual cash bonus for the 2024 performance year approximately in amount of EUR 742,500, payable at the time bonuses are ordinarily paid to Marel employees; (D) a 2024 retention bonus of EUR 125,750, payable in January 2025; and (E) cash settlement of Mr. Sigurdsson’s prior outstanding Marel stock options upon the Closing (in accordance with their terms).

Under the Employment Agreement, Mr. Sigurdsson will be eligible to participate in the Company’s Executive Severance Pay Plan, and his benefits under that plan will be based on a 15-month severance period, as specified in the plan. In addition, Mr. Sigurdsson is expected to enter into an Executive Severance Agreement which provides for severance benefits upon a qualifying termination of employment following a change-in-control of the Company. Pursuant to his Employment Agreement, Mr. Sigurdsson will also be bound by certain non-solicitation and non-competition restrictions during the term of his employment and for twelve months after termination of his employment.

The preceding description of the Employment Agreement and the Sign-On Incentive Memo is not complete and is qualified in its entirety by the Employment Agreement and the Sign-On Incentive Memo, copies of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Item 5.03	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Closing Date, the Company amended and restated its certificate of incorporation (as amended, the “Third Amended and Restated Certificate of Incorporation”) and bylaws (as amended, the “Fourth Amended and Restated Bylaws”) to change the corporate name set forth therein from “John Bean Technologies Corporation” to “JBT Marel Corporation” and effect the governance changes described in Item 5.02 of this Current Report.

The description of the Third Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full texts of the Third Amended and Restated Certificate of Incorporation and the Fourth Amended and Restated Bylaws, which are attached as Exhibit 3.1 and Exhibit 3.2 hereto, respectively, and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 3, 2025, the Company issued a press release announcing the settlement of the Offer. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, furnished in this Current Report is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the SEC shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses or Funds Acquired.

The financial statements required by this Item 9.01(a) will be filed by an amendment to this Current Report not later than 71 calendar days after the date on which this Current Report is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01(b) will be filed by an amendment to this Current Report not later than 71 calendar days after the date on which this Current Report is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

2.1	Transaction Agreement, dated as of April 4, 2024, by and among the Company, the Bidder and Marel (incorporated by reference to Exhibit 2.1 to our registration statement on Form S-4 filed with the SEC on June 21, 2024).

3.1	Third Amended and Restated Certificate of Incorporation the Company.

3.2	Fourth Amended and Restated Bylaws of the Company.

10.1	Second Amended and Restated Credit Agreement, dated January 2, 2025, by and among JBT Marel, Bidder, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto.

99.1	Press Release, dated as of January 3, 2025.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

IMPORTANT NOTICES

This Current Report is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In particular, this Current Report is not an offer of securities for sale in the United States, Iceland, the Netherlands or Denmark.

IMPORTANT ADDITIONAL INFORMATION

No offer of JBT Marel securities shall be made except by means of a prospectus, or an exemption from a prospectus, meeting the requirements of the applicable European regulations, including the Icelandic Prospectus Act no. 14/2020. In connection with the offering of JBT Marel shares to the shareholders of Marel, JBT Marel filed with the Financial Supervisory Authority of the Central Bank of Iceland (the “FSA”) a prospectus which has been approved by the FSA. You may obtain a free copy of the prospectus on the FSA’s website at www.fme.is and on JBT Marel’s website at https://www.jbtc.com/jbt-marel-offer-launch/.

FORWARD-LOOKING STATEMENTS

This Current Report contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT Marel’s ability to control. These forward-looking statements include, among others, statements relating to our business combination with Marel. The factors that could cause our actual results to differ materially from expectations include, but are not limited to, the following factors: the risk that problems may arise in successfully integrating the businesses of Marel and JBT Marel, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the combined company may be unable to achieve cost-cutting synergies or that it may take longer than expected to achieve those synergies; fluctuations in our financial results; unanticipated delays or accelerations in our sales cycles; deterioration of economic conditions, including impacts from supply chain delays and reduced material or component availability; inflationary pressures, including increases in energy, raw material, freight and labor costs; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; fluctuations in currency exchange rates; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; the impact of climate change and environmental protection initiatives; acts of terrorism or war, including the ongoing conflicts in Ukraine and the Middle East; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; a systemic failure of the banking system in the United States or globally impacting our customers’ financial condition and their demand for our goods and services; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the SEC and in any subsequently filed Quarterly Reports on Form 10-Q. JBT Marel cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT Marel undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBT MAREL CORPORATION

By:	/s/ Matthew J. Meister
Name:	Matthew J. Meister
Title:	Executive Vice President and Chief Financial Officer

Dated: January 7, 2025